PROSPECTUS SUPPLEMENT                           Filed Pursuant to Rule 424(b)(3)
(To prospectus dated July 9, 1999)





                             Siebert Financial Corp.

                         600,000 Shares of Common Stock

                                -----------------

     This document supplements the prospectus dated July 9, 1999 relating to the sale of 600,000 shares of our common stock. We are not selling any shares; the stockholders named in the prospectus are offering their shares. This prospectus supplement is incorporated by reference into the prospectus.

     Beginning August 11, 1999, our common stock began trading on the Nasdaq National Market. Our common stock previously was traded on the Nasdaq SmallCap system.

                Our Nasdaq National Market Trading Symbol - SIEB

                     Closing Price (August 12, 1999): $19.25

     Each of the selling stockholders named in the prospectus, have transferred 200 shares to Anthony Coletti. This supplement amends the table on page 17 of the prospectus to amend the amount of securities held by each selling stockholder and to add Anthony Coletti as a selling stockholder owning, and offering hereby, a total of 1,200 shares of our common stock, as described on the following page.

                                -----------------

     See "Risk Factors," which begins of page 5 of the accompanying prospectus, for certain information that should be considered by prospective investors.

                                -----------------

     Neither the Securities and Exchange Commission nor any state securities commission has determined whether this prospectus is truthful or complete. Nor have they made, nor will they make, any determination as to whether anyone should buy these securities. Any representation to the contrary is a criminal offense.

                              --------------------

           The date of this prospectus supplement is August 13, 1999.


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                        Number of shares                       Number of shares
                         of common stock    Number of shares    of common stock
                       beneficially owned   of common stock   beneficially owned
Selling Shareholder     prior to offering   being registered  after offering (1)
-------------------     -----------------   ----------------  ------------------

Joseph Costello              106,862           106,862                 0

Angelo Guerriero             106,862           106,862                 0

James Horgan                 106,862           106,862                 0

Gene R. McHam                64,490             64,490                 0

Matthew Shalloo              106,862           106,862                 0

Peter Sosnowski              106,862           106,862                 0

Anthony Coletti               1,200             1,200                  0

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(1)  Assumes that all shares offered by each selling shareholder are sold in this offering.